EXHIBIT 77Q1.a

     At the Annual General Meeting of Shareholders ("Meeting") held on March 15, 2012, shareholders approved a proposal to increase the number of authorized common shares from 30,000,000 to 40,000,000 shares and the share capital from US $30,000,000 to $40,000,000. Therefore the first sentence of Article 5 of the Registrant's Memorandum of Association has been amended to read as follows:

     The authorized share capital of the Company is US $40,000,000 divided into 40,000,000 shares of par value US $1.00 each.

     At the Meeting shareholders also approved the following amendments to the Memorandum of Association and Bye-Laws authorizing the repurchase of shares to be held as treasury shares:

     (1)clause (h) of the Schedule annexed to the Memorandum Of Association has been amended as follows:

          (h) to purchase its own shares in accordance with the provisions of Sections 42A and 42B of the Companies Act 1981

     (2) the following has been added to Section 1.1 of the Bye-Laws in alphabetical order:

          "Treasury Share" means a share of the Company that was or is treated as having been acquired by the Company and has not been cancelled but has been held by the Company continuously since it was acquired.

     (3) the following has been added after the last sentence of Section 3 of the Bye- Laws:

          All the rights attaching to a treasury share shall be suspended and shall not be exercised by the Company while it holds such treasury share and, except where required by the Companies Acts, all treasury shares shall be excluded from the calculation of any percentage or fraction of the share capital, or number of shares, of the Company.

     (4) Section 4 of the Bye-Laws has been amended as follows:

          (4) The Board may, at its discretion and without the sanction of a Resolution, authorise the purchase by the Company of its own shares for cancellation or acquire them as treasury shares upon such terms as the Board may in its discretion determine, provided always that such purchase is effected in accordance with the provisions of the Companies Acts and the Investment Company Act and any other applicable United States federal securities laws.